Exhibit 10.5

AMERICAN EDUCATION CENTER INC.

17 Battery Place, Suite 300

New York, NY, 10004

(212) 825-0437

New Oriental Education &Technology Group, Guangzhou Branch

65 Wenming Rd, Yuexiu, Guangzhou, Guangdong, China

Erdi Zhao

Branch Representative

Date: April 28, 2015

Dear Mr. Zhao:

I regret to inform you that the American Education Center Inc. (the "Company") has determined to terminate the Implementation Agreement on the State University of New York (SUNY) 1+3 Program (the "Consulting Agreement") entered into between American Education Center Inc. and Guangzhou Branch of New Oriental Education &Technology Group (the "New Oriental Guangzhou Branch") dated August 13, 2014, pursuant to Section 7 "termination clause" of the Consulting Agreement.

The Board of the Company has determined that it is best for the Company to terminate the consulting agreement due to the failure of New Oriental Guangzhou Branch to recruit a sufficient number of students to enroll in the SUNY 1+3 program and its failure to generate revenue within certain period of time and its failure to obey profit sharing agreement between the Company and Guangzhou New Oriental.

In addition, the Company would like to clarify that, pursuant to the Consulting Agreement, the Company agreed to serve as consultant to New Oriental Guangzhou Branch to advise the Guangzhou Branch to implement SUNY 1+3 program in China and study credit transfer to SUNY in the States. The Company was not serving as consultant to SUNY.

This letter serves as a termination notice to the Consulting Agreement effective immediately.

Sincerely,

/s/ Hinman Au
Hinman Au
Chief Executive Officer
American Education Center, Inc.